Exhibit 99.1

Sovereign Bancorp, Inc. Expects Fourth Quarter Charges

$1.58 Billion in Non-cash Charges Reflecting Impairment of Goodwill and Certain Securities; Other Increases to Loan Loss and Other Valuation Reserves of $115 Million

Charges Primarily Non-Cash; Will Not Impact Liquidity

PHILADELPHIA, Jan. 14 /PRNewswire-FirstCall/ -- Sovereign Bancorp, Inc. (“Sovereign”) (NYSE: SOV), parent company of Sovereign Bank (“Bank”), announced today that continued volatility in the financial markets and deterioration in the credit environment are expected to adversely impact its fourth quarter 2007 financial results.

Charges in the fourth quarter of 2007 are expected to include:

•	Pre-tax, nonrecurring, non-cash charge of approximately $1.4 billion caused by goodwill impairments;

•	Pre-tax, non-cash charge of $180 million related to impairment of certain Fannie Mae (“FNMA”) and Freddie Mac (“FHLMC”) preferred stock securities;

•
Provision for credit losses which bolsters the allowance for loan and lease losses (ALLL) to $738 million from $650 million in the prior quarter, and reflects an increase of $88.0 million of reserves in excess of net charge-offs. This action raises Sovereign’s ALLL as a percentage of loans to 1.28% from 1.14% at September 30, 2007.

•	Pre-tax charges of approximately $27.0 million related to financings Sovereign provided to two mortgage companies that have defaulted oncertain agreements.

“The majority of these charges do not impact cash flows, tangible or regulatory capital or our liquidity. While certain of these charges moderately impact our tangible capital, management believes based on our forecasts that we can achieve our interim target of 4.5% tangible capital by the end of the third quarter of 2008. After reaching this goal, we anticipate growing tangible capital further,” said Joseph P. Campanelli, President and Chief Executive Officer of Sovereign. “Sovereign is a fundamentally sound financial institution. Importantly, our capital exceeds the levels defined as ‘well capitalized’ by our regulators. Our forecasts indicate that Sovereign can maintain this designation even under a further worsening of industry conditions.”

Campanelli continued, “Management has conducted an extensive analysis, modeling various credit market and industry scenarios. In light of this analysis, we are confident that Sovereign can aggressively pursue its strategic initiatives and operate its businesses without disruption under a wide range of scenarios, including deterioration consistent with prior economic recessions. During 2007 we increased our loss reserves by $252 million, from .88% of loans to 1.28% of loans, which brings our institution near historical high reserve ratios.

“Moreover, given industry conditions, Sovereign is rigorously reviewing its business lines to ensure their contributions to our profitability and strategic goals,” Campanelli continued. “As a result, we have discontinued our automobile lending originations in the Southeast and Southwest. We do not expect further actions within our core business and are comfortable with the composition of our platform and franchise.”

Non-cash Charge to Goodwill

Sovereign expects to record a non-cash goodwill impairment charge of approximately $1.4 billion for the fourth quarter of 2007, approximately $600 million of which relates to the Consumer segment and approximately $800 million of which relates to the New York Metro Segment. As stated above, the goodwill impairment charge will not impact Sovereign’s tangible capital levels or regulatory capital ratios, since goodwill is deducted when computing those ratios.

Valuation metrics for banking companies decreased significantly in the latter half of 2007. This impacted the Company’s assessment of the fair value of its Consumer and New York Metro segments.

A combination of a weakening consumer credit market, lower valuations for banking companies, and Sovereign’s decision to stop originating automobile loans in the Southeast and Southwest resulted in the goodwill impairment for the Consumer segment.

The New York Metro segment’s goodwill relates primarily to Sovereign’s June 2006 acquisition of Independence Community Bancorp. Earnings for this segment have been negatively impacted by the current operating environment. Consequently, revenue and deposit growth have been less than expected.

Valuation Adjustment Related to Certain FNMA and FHLMC Preferred Stock Securities

Due to widening credit market “spreads,” Sovereign expects to record a non-cash impairment charge before taxes of approximately $180 million related to approximately $950 million book value of FNMA and FHLMC preferred stock securities, which are rated AA- and Aa3 by S&P and Moody’s, respectively. Sovereign is recording this unrealized loss as an other-than-temporary impairment in accordance with generally accepted accounting principles (GAAP). Sovereign holds these investment grade, high yielding, fixed-rate securities as part of its available-for-sale investment portfolio. The Company cannot predict whether the market value of these securities will recover in the near term from recent significant value impairment, therefore an other-than-temporary impairment charge is warranted.

Loan Loss Provision

Sovereign has increased its loan loss provision to reflect its view of the continuing slowdown in the housing sector as well as general economic conditions and their potential impact on Sovereign’s loan portfolio. The Company expects its provision for credit losses for the fourth quarter of 2007 will be approximately $148 million, as compared to $162.5 million in the third quarter of 2007, which included $47.0 million of provision associated with Sovereign’s correspondent home equity portfolio. The provision for credit losses exceeds net charge-offs for the fourth quarter by approximately $88.0 million.

Charges Related to Loss on Financings

Sovereign expects to record pre-tax charges of approximately $27.0 million related to an estimated loss on financings that Sovereign provided to two mortgage companies. Liquidity at these companies has been impacted by adverse developments in the real estate market, which have decreased investor demand for loans originated and sold by these mortgage companies. Sovereign has exited relationships and restructured other similar agreements in this sector, and believes its remaining related exposure is well contained and reserved against.

Ongoing Strategic and Financial Review and Analysis

“As part of our ongoing review of industry conditions and our markets, we have conducted sensitivity analyses addressing capital levels, cash flows, and potential credit losses,” Campanelli continued. “This process led to our decision to focus our automobile lending exclusively within our core franchise footprint and gives us relevant data to support our loan loss reserve and provision for loan loss levels. Of course, these levels may require adjustment in future periods if conditions worsen, but we feel confident we have the financial flexibility to address such conditions were they to arise.”

“With these issues addressed, we are executing on our strategic initiatives to decrease overall business risk, increase profitability, and leverage the earnings power of our franchise,” added Campanelli. “For the fourth quarter, we saw modest net interest margin expansion and solid fee income in our commercial and consumer businesses as we continue to manage expenses prudently. Consistent with our disciplined management approach, we will continue to analyze credit risk and keep investors informed. While we are cognizant of the challenging current environment, Sovereign is prepared to take advantage of attractive opportunities that might arise.”

Fourth Quarter 2007 Earnings Release Date

The date for Sovereign’s fourth quarter 2007 earnings release is January 23, 2008 at 4:00 p.m. Eastern time. A full discussion of financial results will be provided via web-cast at 9:00 am Eastern time on January 24, 2008. Please refer to the investor relations website, http://www.sovereignbank.com for full details.

About Sovereign

Sovereign Bancorp, Inc., (“Sovereign”) (NYSE: SOV), is the parent company of Sovereign Bank, a financial institution with $87 billion in assets as of September 30, 2007 with principal markets in the Northeast United States. Sovereign Bank has nearly 750 community banking offices, over 2,300 ATMs and approximately 12,000 team members. Sovereign offers a broad array of financial services and products including retail banking, business and corporate banking, cash management, capital markets, wealth management and insurance. Sovereign is the 18th largest banking institution in the United States. For more information on Sovereign Bank, visit http://www.sovereignbank.com or call 1-877-SOV-BANK.

Note:

This press release contains financial information determined by methods other than in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). Sovereign’s management uses the non-GAAP measure of Operating Earnings, and the related per share amount, in their analysis of the company’s performance. This measure, as used by Sovereign, adjusts net income determined in accordance with GAAP to exclude the effects of special items, including significant gains or losses that are unusual in nature or are associated with acquiring and integrating businesses. Operating earnings for 2005 and 2006 EPS purposes represent net income adjusted for the after-tax effects of merger-related and integration charges, certain restructuring charges, other-than-temporary impairment charges on Fannie Mae and Freddie Mac preferred equity securities and proxy and related professional fees. Since certain of these items and their impact on Sovereign’s performance are difficult to predict, management believes presentations of financial measures excluding the impact of these items provide useful supplemental information in evaluating the operating results of Sovereign’s core businesses. These disclosures should not be viewed as a substitute for net income determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

This press release contains statements of Sovereign’s strategies, plans, and objectives, as well as estimates of financial condition, operating and cash efficiencies and revenue generation. These statements and estimates constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995), which involve significant risks and uncertainties. Actual results may differ materially from the results discussed in these forward-looking statements. Factors that might cause such a difference include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; Sovereign’s ability in connection with any acquisition to complete such acquisition and to successfully integrate assets, liabilities, customers, systems and management personnel Sovereign acquires into its operations and to realize expected cost savings and revenue enhancements within expected time frame; the possibility that expected one time merger-related charges are materially greater than forecasted or that final purchase price allocations based on the fair value of acquired assets and liabilities and related adjustments to yield and/or amortization of the acquired assets and liabilities at any acquisition date are materially different from those forecasted; other economic, competitive, governmental, regulatory, and technological factors affecting the Company’s operations, integrations, pricing, products and services; and acts of God, including natural disasters.

Sovereign Bancorp is followed by several market analysts. Please note that any opinions, estimates, forecasts, or predictions regarding Sovereign Bancorp’s performance or recommendations regarding Sovereign’s securities made by these analysts are theirs alone and do not represent opinions, estimates, forecasts, predictions or recommendations of Sovereign Bancorp or its management. Sovereign Bancorp does not by its reference to any analyst opinions, estimates, forecasts regarding Sovereign’s performance or recommendations regarding Sovereign’s securities imply Sovereign’s endorsement of or concurrence with such information, conclusions or recommendations.